PACIFIC LIFE FUND - PL Mid-Cap Equity Fund

Report Pursuant to Rule 10f-3

Quarter Ended September 30, 2009


Securities Purchased


(1)
Name of Issuer
A123 Systems Inc.

(2)
Description of Security
(name, coupon, maturity, subordination, common stock, etc.)
A123 Systems,
Ticker: AONE,
Common Stock

(3)
Date of Purchase
09/23/2009

(4)
Date of Offering
09/23/2009

(5)
Unit Price
13.50

(6)
Principal Amount of Total Offering
27,500,000 shares /  $380,436,764

(7)
Underwriting Spread   $ (equity) or % (fixed-income)
$0.945

(8)
Names of Syndicate Members
Morgan Stanley,
Goldman, Sachs &
Co, BofA Merrill
Lynch, Deutsche
Bank Securities,
Lazard Capital
Markets, Pacific
Crest Securities

(9)
Dollar Amount of Purchase by the Portfolio
$4,050

(10)
% of Offering Purchased by Portfolio
0.001%

(11)
% of Offering Purchased by Associated Accounts
0.363%

(12)
% of Portfolio Assets Applied to Purchase
0.0047%

(13)
Name(s) of Syndicate Members (s) from whom Purchased
Morgan Stanley

(14)
Name of Affiliated Underwriter
Lazard Capital Markets